EXHIBIT 10.7

October 17, 2006

Front Range Energy, LLC
31375 Great Western Drive
Windsor, CO 80550

Re: Amendment to Amended and Restated Ethanol Purchase and Sale Agreement

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Ethanol Purchase and Sale Agreement (the“Agreement"), dated as of August 9, 2006, between Front Range Energy, LLC, a Colorado limited liability company (the "Company"), and Kinergy Marketing, LLC, an Oregon limited liability company.

For good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agrees that Section 4.1 of the Agreement shall be amended and restated in its entirety as follows:

"Term. This Amended Agreement shall be effective on the date hereof and unless earlier terminated in accordance with its terms, shall continue in effect until May 31, 2013; provided, that the term of this Amended Agreement shall automatically renew and be extended for additional one-year periods thereafter unless a Party elects to terminate this Amended Agreement in a writing delivered to the other Party at least 60 days prior to the end of the original or renewal term."

Except as expressly set forth herein, the Agreement shall remain unchanged and in full force and effect.

This agreement shall be governed by and construed in accordance with the laws of the State of California. This agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one agreement.

Very truly yours,

KNERGY MARKETING, LLC

By:  /s/ Neil M. Koehler
Name: Neil M. Koehler
Title: President

Accepted and agreed to
as of the date first above written:

FRONT RANGE ENERGY, LLC

By:  /s/ Daniel A. Sanders
Name. Daniel A. Sanders
Title: Manager